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                                                            Exhibit 10.2


                  SECOND AMENDMENT TO OWENS-ILLINOIS, INC.
                CORPORATE OFFICERS DEFERRED COMPENSATION PLAN


     Pursuant to authority reserved and duly delegated to the Compensation Committee (the "Committee") of the Board of Directors of Owens-Illinois, Inc. (the "Company") under the Owens-Illinois, Inc. Corporate Officers Deferred Compensation Plan (the "Plan"), the Committee hereby amends the Plan as follows:

     1. Section 5 of the Plan is amended by the addition thereto of the following new subsection 5.5:

          "5.5.      Notwithstanding the foregoing provisions of this
          Section 5, any officer or employee of Continental PET Technologies, Inc. ("CPT") who continues to be an employee of CPT immediately after the closing (the "Closing") of the acquisition (the "CPT Acquisition") of CPT by O-I pursuant to that certain Share Disposition Agreement entered into as of March 1, 1998, among BTR plc ("BTR"), the Selling Companies (as defined in the Share Disposition Agreement), O-I and the Purchasing Companies (as defined in the Share Disposition Agreement), may elect prior to the Closing, by written notice (a "Deferral Election") to the CEO, to defer his receipt, subject to the provisions of the Plan, of all or any part of the amounts which would be payable to him by BTR in consideration of the cash-out of his stock options (the "Options") under the CPT 1991 Stock Option Plan. Any such Deferral Election must be delivered to the Chief Executive Officer of CPT, who shall deliver it to the CEO, no later than five days prior to the Closing and shall be irrevocable. Any officer or employee of CPT who makes a valid Deferral Election under this
          Section 5.5 shall constitute, solely for purposes of the amounts so deferred under such election, an Officer under the Plan immediately after the Closing of the CPT Acquisition and any amounts deferred under this Section 5.5 shall be credited to the Officer's Account in the Plan and shall be subject to all terms and conditions of the Plan, as it may be amended from time to time. Upon the Closing of the CPT Acquisition, any Options with respect to which an Officer has made a Deferral Election under this Section 5.5 shall automatically terminate and be of no further force or effect."

  2. Section 7 of the Plan is amended by the addition thereto of the following new subsection 7.6:

          "7.6.      Notwithstanding Section 7.1 above, any amounts
          deferred by any Officer pursuant to Section 5.5 of the Plan shall become payable upon termination of the Officer's employment with the Company for any reason, unless the Officer elects to have such

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          amounts payable upon a date selected by the Officer in his
          Deferral Election which date is more than three years after the date of the Closing of the CPT Acquisition, in which case such amounts shall become payable on such date. Amounts so payable shall be paid to the Officer in cash in a lump sum or, if and to the extent the Officer has so elected in writing:

               (a)  at the time specified in his Deferral Elections; or

               (b) thereafter, but only with the consent of the Executive Compensation Committee pursuant to Section 7.5 hereof,

          in such number, not to exceed 15, of equal annual installments as the Officer has so elected plus interest on the unpaid balance at the rate from time to time called for under Section 6.1 of the Plan.


  3. This Second Amendment shall be effective as of April 1, 1998. In all other respects the Plan shall remain in full force and effect as originally adopted effective December 31, 1993 and as amended by the First Amendment thereto dated as of January 15, 1996.

  IN WITNESS WHEREOF, the Committee has caused this Second Amendment to be executed by a duly authorized officer of the Company as of the 1st day of April 1998.

                                    OWENS-ILLINOIS, INC.


                                    By:   /s/ Thomas L. Young
                                         Executive Vice President
Attest:


 /s/ James W. Baehren
  Assistant Secretary
















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